Exhibit 99.1

Contact:

William B. Boni

VP, Investor Relations/

Corp. Communications

(781) 994-0300

www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Woburn, MA, May 6, 2010 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the first quarter of 2010.

For the quarter ended March 31, 2010, the Company reported a net loss of $9,752,000 or $0.22 per share, compared to a net loss of $9,908,000, or $0.23 per share, for the first quarter of 2009.

At March 31, 2010, the Company had a total of $146,762,000 in cash, equivalents and marketable securities, which includes $39,800,000 drawn down during 2008 under notes payable that are collateralized by the Company’s auction rate securities.  Net of these notes, at March 31, 2010 the Company had a total of $106,962,000.

Operational Update

•                  ARQ 197, a selective inhibitor of the c-Met receptor tyrosine kinase

•                  Results of Phase 2 trial in non-small cell lung cancer (NSCLC) announced on March 31, 2010 provide a signal of anti-cancer activity with no clinically relevant differences in adverse events between treatment and control arms

•                  Results of Phase 2 c-Met sarcoma trial planned for announcement during 2H 2010

•                  Enrollment continuing in single agent and combination therapy regimens in four additional indications, including hepatocellular carcinoma, pancreatic adenocarcinoma, germ cell tumors and colorectal cancer

•                  ARQ 621, a novel inhibitor of the Eg5 kinesin motor protein: enrollment continuing in a Phase 1 safety trial

•                  BRAF and FGFR programs: pre-clinical activities continue with the goal of filing an Investigational New Drug (IND) application from at least one of these programs in 2010

“The first quarter of the year was highlighted by analyses of data from our Phase 2 trial with ARQ 197 in NSCLC,” said Paolo Pucci, chief executive officer of ArQule.  “We believe the treatment benefit observed in this rigorously conducted randomized Phase 2 trial would represent a meaningful clinical improvement over standard therapy if replicated in a Phase 3 trial. We look forward to presenting the complete set of data analyses from this trial, as well as data from a number of other trials with ARQ 197, at the 2010 Annual Meeting of the American Society of Clinical Oncology.”

Revenues and Expenses

The Company reported revenues of $6,325,000 for the quarter ended March 31, 2010, compared with $5,420,000 for the first quarter of 2009.  The increase in the first quarter of 2010 was primarily due to revenue from the Company’s ARQ 197 and AKIPTM collaborations with Daiichi Sankyo Co., Ltd. The 2010 and 2009 periods also included revenue from the Company’s license agreement with Kyowa Hakko Kirin Co., Ltd.

Total costs and expenses for the quarter ended March 31, 2010 were $15,773,000 compared to $14,994,000 for the first quarter of 2009.   Research and development costs for the quarter ended March 31, 2010 were $12,444,000 compared to $11,334,000 for the first quarter of 2009.  The increased 2010 research and development costs were primarily due to higher preclinical, product development and clinical outsourcing costs related to the Company’s pipeline programs.

General and administrative costs for the quarter ended March 31, 2010 were $3,329,000 compared to $3,660,000 for the first quarter of 2009.  The decreased costs in 2010 were due to lower personnel and related costs.

Confirmed Financial Guidance

As previously stated, for 2010 ArQule expects net use of cash to range between $43 and $47 million.  Revenues are expected to range between $24 and $28 million.  Net loss is expected to range between $34 and $38 million, and net loss per share to range between $(0.76) and $(0.84).  ArQule expects to end 2010 with between $70 and $74 million in cash and marketable securities.

Conference Call and Webcast

Conference call details

Date:	Thursday, May 6, 2010
Time:	9:00 a.m. Easter Time
Conference Call Numbers
Domestic:	877-868-1831
International:	914-495-8595
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 800-642-1687 and outside the U.S. 706-645-9291.  The access code is 70967314.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 clinical development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company is also conducting Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein.  The Company’s pre-clinical pipeline includes a compound designed to inhibit the B-RAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.  These include a series of small molecule inhibitors of fibroblast growth factor receptor (FGFR).

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 197 and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2010 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2010.  These statements assume the achievement of key corporate objectives for 2010, ability to fund operations with current cash and marketable securities, and its agreements with Daiichi Sankyo, Inc. and Kyowa Hakko Kirin. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  For example, positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. ARQ 197 and ARQ 621 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  Furthermore, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of ARQ 197, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Also, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. In addition, certain of the Company’s marketable securities (auction rate securities) are traded in a market experiencing liquidity problems. Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the ARQ 197 license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of ARQ 197 on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Research and development revenue	$6,325	$5,420

Costs and expenses:
Research and development	12,444	11,334
General and administrative	3,329	3,660
Total costs and expenses	15,773	14,994

Loss from operations	(9,448)	(9,574)

Interest income	310	361
Interest expense	(122)	(166)
Other income (expense) (1)	(492)	(529)
Net loss	$(9,752)	$(9,908)

Basic and diluted net loss per share:
Net loss per share	$(0.22)	$(0.23)

Weighted average basic and diluted shares outstanding	44,388	44,029

(1) Net unrealized gain (loss) from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	March 31, 2010	December 31, 2009

Cash, equivalents and marketable securities- short term	$143,043	$154,677
Marketable securities- long term	3,719	8,814
	$146,762	$163,491

Total assets	$153,617	$171,880

Notes payable	$39,800	$46,100

Stockholders’ equity	$2,620	$11,535

# # #